Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Contact: Cathy Cooper
(206) 777-8246
Monday, March 29, 2011
FOR IMMEDIATE RELEASE

Washington Federal Announces Appointment of Mark N. Tabbutt to its Board of Directors

SEATTLE - Washington Federal, Inc. (Nasdaq: WFSL), today announced the appointment of Mark N. Tabbutt to its board of directors. Tabbutt, age 46, is the chairman of Saltchuk Resources, a privately-held, diversified family of companies engaged primarily in the transportation, real estate and energy industries. Headquartered in Seattle, Saltchuk is a family of companies that employs 5,000 in its operations located on the east and west coasts of the mainland U.S., Alaska, Hawaii, Puerto Rico, South America and the Persian Gulf. His studies include a B.A from Whitman College, a J.D. from the University of Puget Sound and the Owner/President Executive Education Program at Harvard University.

Washington Federal's Chairman, President & CEO Roy M. Whitehead stated, “We have always admired the sound business practices of Saltchuk and its operating companies and are honored to have Mark join our board. He will bring real-time insight to the economies and markets served by Washington Federal that will enhance the company's knowledge of the commercial real estate and middle market business banking segments. Mark's management experience in a large, geographically dispersed business will also be useful in planning Washington Federal's own future growth.”

Washington Federal, with headquarters in Seattle, Washington, has 160 offices in eight western states. To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company's 2010 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to Washington Federal. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the company's asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Washington Federal undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.
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